Exhibit 2

BRITISH AMERICAN TOBACCO p.l.c. (the “Company”)

Annual Report for the Year Ended 31 December 2021

In compliance with Listing Rule 9.6.1 and Disclosure Guidance and Transparency Rule ("DTR") 4.1, the Company announces that the following documents have been published on its website: www.bat.com/annualreport:

●	Annual Report and Form 20-F 2021 (the “Annual Report 2021”);
●	ESG Report 2021; and
●	Combined Performance and ESG Summary 2021.

These documents have been submitted to the National Storage Mechanism and will be available for inspection via the following link: https://data.fca.org.uk/#/nsm/nationalstoragemechanism.

In addition, in accordance with Section 203.01 of the New York Stock Exchange Listed Company Manual, the Company announces that it filed its Annual Report on Form 20-F 2021 (the “Form 20-F 2021”) with the Securities and Exchange Commission on 8 March 2022. The Form 20-F 2021 included audited financial statements for the year ended 31 December 2021.  The Form 20-F 2021 will be available on the Company’s website at www.bat.com/annualreport and also online at www.sec.gov.

The Annual Report 2021 and other ancillary shareholder documents will be mailed and made available to shareholders on 17 March 2022.  Investors have the option to receive a hard copy of the Company’s complete audited financial statements, free of charge, upon request, by contacting the below:

United Kingdom
British American Tobacco Publications	Telephone: +44 20 7511 7797 Email: bat@team365.co.uk
South Africa
The Company’s Representative Office	Telephone: +27 21 003 6712
United States
Citibank Shareholder Services	Telephone: +1 888 985 2055 (toll-free) Email: citibank@shareholders-online.com

This announcement should be read in conjunction with the Company’s Final Results announcement which was released to the market on 11 February 2022. Together these constitute the material required by DTR 6.3.5 to be communicated to the media in unedited full text through a Regulatory Information Service. This material is not a substitute for reading the full Annual Report 2021. Page numbers and cross-references in the extracted information below refer to page numbers in the Annual Report 2021. The following disclosures are set out in the appendices to this announcement:

•	Appendix A: a description of the Group Principal Risks (pages 92 to 97 of the Annual Report 2021);
•	Appendix B: a statement of related party disclosures (pages 249 and 250 of the Annual Report 2021); and
•	Appendix C: the Directors’ responsibility statement (page 166 of the Annual Report 2021).

P McCrory
Company Secretary

8 March 2022

Enquiries:

Investor Relations
British American Tobacco Investor Relations
Mike Nightingale / Victoria Buxton / William Houston / John Harney
+44 (0) 20 7845 1180 / 2012 / 1138 / 1263

British American Tobacco Press Office
+44 (0) 20 7845 2888 (24 hours)  | @BATplc

APPENDIX A - GROUP PRINCIPAL RISKS

Overview

The principal risks that may affect the Group are set out on the following pages.

Each risk is considered in the context of the Group’s strategy and business model, as set out in this Strategic Report on pages 16 to 19, and 26 to 28. On the following pages is a summary of each principal risk, its potential impact @and management by the Group@. Clear accountability is attached to each risk through the risk owner. BAT define the principal risks as those assessed with a high impact and probable likelihood. Additionally, the risks “Inability to commercialise and deliver New Categories”, “Litigation”, “Solvency and liquidity” are also recognised as principal risks; even though they are not assessed as having high impact and probable likelihood, they are material to the Group and the delivery of its strategic objectives.

The Group has identified risks and is actively monitoring and mitigating these risks. This section focuses on those risks that the Directors believe to be the principal risks to the Group. Not all of these risks are within the control of the Group and other risks besides those listed may affect the Group’s performance. Some risks may be unknown at present. Other risks, currently regarded as less material, could become material in the future.

The risks listed in this section and the activities being undertaken to manage them should be considered in the context of the Group’s internal control framework. This is described in the section on risk management and internal control in the corporate governance statement on pages 125 to 126. This section should also be read in the context of the cautionary statement on page 352.

A summary of all the risk factors (including the principal risks) which are monitored by the Board through the Group’s risk register is set out in the Additional Disclosures section on pages 317 to 339.

Assessment of Group Risk

During the year, the Directors carried out a robust assessment of the principal risks, uncertainties and emerging risks facing the Group, including those that could impact delivery of its strategic objectives, business model, future performance, solvency or liquidity.

The Board assessed that in line with the Group’s strategy to deliver long-term sustainable growth with a range of innovation and less harmful products that stimulate senses of new adult generations, it was appropriate to no longer consider “Market size reduction and consumer down trading” as a principal risk to the Group.

Otherwise, the Group’s current principal risks remain broadly unaltered compared to 2020.

The viability statement below provides a broader assessment of long-term solvency and liquidity. The Directors considered a number of factors that may affect the resilience of the Group. Except for the risk “Injury, illness or death in the workplace” the Directors also assessed the potential impact of the principal risks that may impact the Group’s viability.

Viability Statement

The Board has assessed the viability of the Group taking into account the current position and principal risks, in accordance with provision 31 of the UK Corporate Governance Code 2018. Whilst the Board believes the Group will be viable over a longer period, owing to the inherent uncertainty arising due to ongoing litigation and regulation, the period over which the Board considers it possible to form a reasonable expectation as to the Group’s longer-term viability (that it will continue in operation and meet its liabilities as they fall due) is three years.

In making this assessment, the Board considered the Group’s:

-	strong cash generation from operating activities;
-	access to, and ability to raise, external sources of financing including the removal of any financial covenants in its credit facilities; and
-
continued ability to manage the impact of COVID-19 and recognised the Group’s ability to utilise its geographic footprint and integrated operating model to minimise the impact to the Group’s performance.

This assessment included a robust review of the Group’s operational and financial processes, (which cover both short-term financial forecasts and capacity plans) and the principal risks (as indicated on pages 93 to 97) that may impact the Group’s viability. These are considered, with the mitigating actions, at least once a year. The assessment included a reverse stress test of the principal risks and did not identify any individual risk, based upon a prudent annual forecast, that would, if arising in isolation and without mitigation, impact the Group’s viability within the 3 year confirmation period. Furthermore, the Board recognised that even if all the principal risks arose simultaneously, given the underlying strong free cashflow generation before the payment of dividends (2021: £7.4 billion), the Group would be able to undertake mitigating actions to meet the liabilities as they fall due. The assessment also reviewed the potential impact of climate-related risks and concluded that these, including the potential cost implications and noting the mitigating actions, would not impact the Group’s viability (see pages 58 to 67 with respect to TCFD).

The Board noted that the Group has access to a £5.85 billion credit facility (2021: undrawn and which will reduce to £5.7 billion in March 2022), US (US$4 billion) and Euro (£3 billion) commercial paper programmes (2021: £269 million drawn) and £2.5 billion of bilateral agreements which may be utilised. However, the Group is subject to inherent uncertainties with regards to regulatory change and litigation, the outcome of which may have a bearing on the Group’s viability. The Group maintains, as referred to in note 31 in the Notes on the Accounts ‘Contingent Liabilities and Financial Commitments,’ that, whilst it is impossible to be certain of the outcome of any particular case, the defences of the Group’s companies to all the various claims are meritorious on both law and the facts. If an adverse judgment is entered against any of the Group’s companies in any case, an appeal may be made, the duration of which can be reasonable expected to last for a number of years.
.
Risks

Competition from illicit trade
Increased competition from illicit trade and illegal products – either local duty evaded, smuggled, counterfeits or non-regulatory compliant, including products diverted from one country to another.

Time frame
Short/Medium/Long term

Strategic impact
New Categories
Combustibles

Key Stakeholders
Society

Considered in viability statement
Yes

Impact
Erosion of goodwill, with lower volumes and/or increased operational costs (e.g. track and trace costs) and reduced profits.
Reduced ability to take price increases.
Investment in trade marketing and distribution is undermined and the product is commoditised.
Counterfeit products (especially in New Categories) and other illicit products could harm consumers, damaging goodwill, and/or the category (with lower volumes and reduced profits), potentially leading to misplaced claims against BAT, further regulation and a failure to deliver the corporate harm reduction objective.
Breach of legislation, criminal offences, contract breaches under the EU Cooperation Agreement, allegations of facilitating smuggling and reputational damage, including negative perceptions of our governance and our ESG credentials.

Mitigation activities across all categories
Dedicated Anti-Illicit Trade (AIT) teams operating at regional and country levels; internal cross-functional levels; compliance procedures, toolkit and best practice shared.
Active engagement with key external stakeholders.
Cross-industry and multi-sector cooperation on a range of AIT issues.
Regional AIT strategy supported by a research programme to further the understanding of the size and scope of the problem.
AIT Engagement Teams (including a dedicated analytical laboratory and a forensic and compliance team) work with enforcement agencies in pursuit of priority targets.

Geopolitical tensions
Geopolitical tensions, civil unrest, economic policy changes, global health crises, terrorism and organised crime have the potential to disrupt the Group’s business in multiple markets.

Time frame
Short/Medium term

Strategic impact
Simplification
New Categories
Combustibles

Key Stakeholders
Society
Employees

Considered in viability statement
Yes

Impact
Potential injury or loss of life, loss of assets and disruption to supply chains and normal business processes.
Increased costs due to more complex supply chain and security arrangements and/or the cost of building new facilities or maintaining inefficient facilities.
Lower volumes as a result of not being able to trade in a country.
Higher taxes or other costs of doing business as a foreign company or the loss of assets as a result of nationalisation.
Reputational damage, including negative perceptions of our governance and protection of our people and our ESG credentials.

Mitigation activities
Physical and procedural security controls are in place, and constantly reviewed in accordance with our Security Risk Management process, for all field force and supply chain operations, with an emphasis on the protection of Group employees.
Globally integrated sourcing strategy and contingency sourcing arrangements.
Security risk modelling, including external risk assessments and the monitoring of geopolitical and economic policy developments worldwide.
Insurance cover and business continuity planning, including scenario planning and testing, and risk awareness training.
The Business Continuity Management organisation plans for and responds to geopolitical risks, including readiness of Crisis Management Teams at all levels.

Tobacco, New Categories and other regulation interrupts growth strategy
The enactment of, proposals for, or rumours of, regulation that significantly impairs the Group’s ability to communicate, differentiate, market or launch its products, and/or the lack of appropriate regulation for New Categories.

Time frame
Short/Medium/Long term

Strategic impact
New Categories
Combustibles

Key Stakeholders
Society

Considered in viability statement
Yes

Impact
A lack of acceptance or rejection of tobacco harm reduction as a tobacco control policy could prevent a balanced regulatory framework for New Categories.
Restricted ability to sell and communicate New Categories could lead to failure of the harm reduction objective and loss of confidence in the Group’s ESG performance.
Inappropriate regulations for New Categories (e.g. pharma or food) or total bans of tobacco and/or New Categories products in certain markets.
Reduced ability to make scientific claims and compete in future product categories and make new market entries.
Erosion of brand value through commoditisation and the inability to launch innovations may negatively affect our ability to generate value growth.
Regulation with respect to bans or severe restrictions on menthol flavours, product design & features and nicotine levels may adversely impact individual brand portfolios.
Reduced consumer acceptability of new product specifications, leading to consumers seeking alternatives in illegal markets or irresponsible operators exploiting regulatory loopholes.
Shocks to share price on rumours, the announcement or enactment of restrictive regulation (e.g. sales ban to future generations).
Increased scope and severity of compliance regimes in new regulation (e.g. Extended Producer Responsibility (EPR) schemes) leading to higher costs, greater complexity and potential reputational damage or fines for breach, including inadvertent breach.

Mitigation activities
Engagement and litigation strategy coordinated and aligned across the Group to drive a balanced global policy framework for combustibles and New Categories.

Stakeholder mapping and prioritisation, developing robust compelling advocacy materials (with supporting evidence and data) and regulatory engagement programmes.
Regulatory risk assessment of marketing plans to ensure decisions are informed by an understanding of the potential regulatory environments.
Advocating the application of integrated regulatory proposals to governments and public health regulators and practitioners based on the harm reduction potential of New Categories.
Development of an integrated regulatory strategy that spans conventional combustibles and New Categories.
Training and capability programmes for End Markets to upskill Legal and External Affairs managers on combustible and New Categories regulatory engagement, including product knowledge.
Direct access to online portal providing latest position and advocacy material for End Market engagement on combustibles and New Categories.
Working to define a sustainable EPR model and markets negotiating to implement effective EPR schemes.

Please refer to pages 325 to 327 for details of tobacco and nicotine regulatory regimes under which the Group’s businesses operate.

Litigation
Product liability, regulatory or other significant cases (including investigations) may be lost or settled resulting in a material loss or other consequence.

Time frame
Short/Medium/Long term

Strategic impact
New Categories
Combustibles

Key Stakeholders
Shareholders

Considered in viability statement
Yes

Impact
Damages and fines, negative impact on reputation (including ESG credentials), disruption and loss of focus on the business.
Consolidated results of operations, cash flows and financial position could be materially affected by an unfavourable outcome or settlement of pending or future litigation, criminal prosecution or other contentious action.
Inability to sell products as a result of patent infringement action may restrict growth plans and competitiveness.
Potential share price impact.

Mitigation activities
Consistent litigation and patent management strategy across the Group.
Expertise and legal talent maintained both within the Group and external partners.
Ongoing monitoring of key legislative and case law developments related to our business.
Delivery with Integrity compliance programme.

Please refer to note 31 in the Notes on the Accounts for details of contingent liabilities applicable to the Group.

Significant increases or structural changes in tobacco, nicotine and New Categories relates taxes
The Group is exposed to unexpected and/or significant increases or structural changes in tobacco, nicotine and New Categories related taxes in key markets.

Time frame
Short/Medium/Long term

Strategic impact
New Categories
Combustibles

Key Stakeholders
Consumers
Shareholders

Considered in viability statement
Yes

Impact
Consumers reject the Group’s legitimate tax-paid products for products from illicit sources or cheaper alternatives.
Reduced legal industry volumes.
Reduced sales volume and/or portfolio erosion.
Partial absorption of excise increases leading to lower profitability.

Mitigation activities
Formal pricing and excise strategies, including Revenue Growth Management using a data science-led approach, with annual risk assessments and contingency plans across all products.
Pricing, excise and trade margin committees in markets, with global support.
Engagement with relevant local and international authorities where appropriate, in particular in relation to the increased risk to excise revenues from higher illicit trade.
Portfolio reviews to ensure appropriate balance and coverage across price segments.
Monitoring of economic indicators, government revenues and the political situation.

Inability to develop, commercialise and deliver the New Categories strategy
Risk of not capitalising on the opportunities in developing and commercialising successful, safe and consumer-appealing innovations.

Time frame
Short/Medium/Long term

Strategic impact
Simplification
New Categories
Combustibles

Key Stakeholders
Shareholders

Considered in viability statement
Yes

Impact
Failure to deliver Group strategic imperative, 2025 growth ambition and 2030 consumer targets.

Potentially missed opportunities, unrecoverable costs and/or erosion of brand, with lower volumes and reduced profits.
Reputational damage and recall costs may arise in the event of defective product design or manufacture.
Loss of market share due to non-compliance of product portfolio with regulatory requirements.
Loss of investor confidence in ESG performance.
Failure to deliver our corporate purpose of harm reduction.

Mitigation activities
Focus on product stewardship to ensure high-quality standards across the portfolio.
Brand Expression, which sets out how our brand expresses itself (including through its logo, name, product, packaging, etc.) deployed to lead End Markets via activation workshops and best practices shared.
Generating sufficient IP to develop competitive and sustainable products.
Accelerating digital and consumer analytics along with data management platforms for enhanced methodologies, insight generation and line of sight across the Group.
R&D is accredited to ISO9001 standard and laboratories are accredited to ISO17025 for key methods.

Injury, illness or death in the workplace
The risk of injury, death or ill health to employees and those who work with the business is a fundamental concern of the Group and can have a significant effect on its operations.

Time frame
Short term

Strategic impact
Simplification
New Categories
Combustibles

Key Stakeholders
Employees

Considered in viability statement
No

Impact
Serious injuries, ill health, disability or loss of life suffered by employees and the people who work with the Group.
Exposure to civil and criminal liability and the risk of prosecution from enforcement bodies and the cost of associated legal costs, fines and/or penalties.
Interruption of Group operations if issues are not addressed immediately.
High staff turnover or difficulty recruiting employees if perceived to have a poor Environment, Health and Safety (EHS) record.
Reputational damage to the Group.

Mitigation activities
Risk control systems in place to ensure equipment and infrastructure are provided and maintained.
EHS strategy aims to ensure that employees at all levels receive appropriate EHS training and information.
Behavioural-based safety programme to drive operations’ safety performance, culture and closer to zero accidents.
Analysis of incidents undertaken regionally and globally by a dedicated team to identify increasing incident trends or high potential risks that require coordinated action.

Global monthly Health & Safety (H&S) Committee established, formed by senior members from the H&S and Operations Sustainability leadership team.

Disputed taxes, interest and penalties
The Group may face significant financial penalties, including the payment of interest, in the event of an unfavourable ruling by a tax authority in a disputed area.

Time frame
Short/Medium term

Strategic impact
Simplification
New Categories
Combustibles

Key Stakeholders
Shareholders

Considered in viability statement
Yes

Impact
Significant fines and potential legal penalties.
Disruption and loss of focus on the business due to diversion of management time.
Impact on profit and dividend.

Mitigation activities
End market tax committees.
Internal tax function provides dedicated advice and guidance, and external advice sought where needed.
Engagement with tax authorities at Group, regional and individual market level.

Please refer to note 31 in the Notes on the Accounts for details of contingent liabilities applicable to the Group.

Solvency and liquidity
Liquidity (access to cash and sources of finance) is essential to maintaining the Group as a going concern in the short term (liquidity) and medium term (solvency).

Time frame
Short/Medium term

Strategic impact
New Categories
Combustibles

Key Stakeholders
Shareholders

Considered in viability statement
Yes

Impact
Inability to fund the business under the current capital structure resulting in missed strategic opportunities or inability to respond to threats.

Decline in our creditworthiness and increased funding costs for the Group.
Requirement to issue equity or seek new sources of capital.
Reputational risk of failure to manage the financial risk profile of the business, resulting in an erosion of shareholder value reflected in an underperforming share price.

Mitigation activities
Group policies include a set of financing principles and key performance indicators including the monitoring of credit ratings, interest cover, solvency and liquidity with regular reporting to the Corporate Finance Committee and the Board.
The Group targets an average centrally managed debt maturity of at least five years with no more than 20% of centrally managed debt maturing in a single rolling year.
The Group holds a two-tranche revolving credit facility of £5.85bn syndicated across a wide banking group, consisting of a 364-day tranche (with a one-year extension option and a one-year term-out option remaining) and a five-year tranche (with a one-year extension option remaining).
Liquidity pooling structures are in place to ensure that there is maximum mobilisation of cash liquidity within the Group.
Going concern and viability support papers are presented to the Board on a regular basis.

Foreign exchange rate exposures
The Group faces translational and transactional foreign exchange (FX) rate exposure for earnings/cash flows from its global businesses.

Time frame
Short/Medium term

Strategic impact
New Categories
Combustibles

Key Stakeholders
Shareholders

Considered in viability statement
Yes

Impact
Fluctuations in FX rates of key currencies against sterling introduce volatility in reported earnings per share (EPS), cash flow and the balance sheet driven by translation into sterling of our financial results and these exposures are not normally hedged.
The dividend may be impacted if the payout ratio is not adjusted.
Differences in translation between earnings and net debt may affect key ratios used by credit rating agencies.
Volatility and/or increased costs in our business, due to transactional FX, may adversely impact financial performance.

Mitigation activities
While translational FX exposure is not hedged, its impact is identified in results presentations and financial disclosures; earnings are restated at constant rates for comparability.
Debt and interest are matched to assets and cash flows to mitigate volatility where possible and economic to do so.
Hedging strategy for transactional FX and framework is defined in the treasury policy, a global policy approved by the Board.
Illiquid currencies of many markets where hedging is either not possible or uneconomic are reviewed on a regular basis.

APPENDIX B - RELATED PARTY DISCLOSURES

The Group has a number of transactions and relationships with related parties, as defined in IAS 24 Related Party Disclosures, all of which are undertaken in the normal course of business. Transactions with CTBAT International Limited (a joint operation) are not included in these disclosures as the results are immaterial to the Group.

Intercompany transactions and balances are eliminated on consolidation and therefore are not disclosed.

Transactions and balances with associates relate mainly to the sale and purchase of cigarettes and tobacco leaf. The Group’s share of dividends from associates, included in other net income in the table below, was £392 million (2020: £394 million; 2019: £239 million).

	2021 £m	2020 £m	2019 £m
Transactions
- revenue	524	495	511
- purchases	(123)	(80)	(79)
- other net income	387	388	248
Amounts receivable at 31 December	48	33	42
Amounts payable at 31 December	(3)	(5)	(2)

On 5 October 2021, PT Bentoel Internasional Investama Tbk (Bentoel) announced its intention to delist from the Indonesia Stock Exchange and go private by conducting a Voluntary Tender Offer (VTO). As part of this, in two phases in November and December 2021, the Group acquired an additional 0.2% of shares in Bentoel from independent shareholders at a cost of £4 million and terminated the total return swap (as explained in note 32).

As set out in note 27, in March 2021, the Group acquired a 19.9% equity stake in Organigram. The Group and Organigram also entered into a Product Development Collaboration Agreement following which a Centre of Excellence has been established to focus on developing the next generation of cannabis products with an initial focus on cannabidiol (CBD). The Centre of Excellence is located at Organigram’s indoor facility in New Brunswick, Canada, which holds the Health Canada licences required to conduct R&D activities with cannabis products. Both the Group and Organigram are contributing scientists, researchers, and product developers to the Centre of Excellence, which is governed and supervised by a steering committee consisting of an equal number of senior members from each company. Both partners share a commitment to continue to maintain the highest regulatory and ethical standards. Furthermore, as part of the transaction, the Group and Organigram have agreed to grant each other a royalty-free licence to certain intellectual property to enable the development of new and potentially disruptive, novel products. Both parties have the ability to independently commercialise any products developed as a result of the collaboration under their own brands.

During 2021, the Group increased its ownership of a wholesale producer and distributor operating in the agriculture sector based in Uzbekistan, FE “Samfruit” JSC to 42.61%, for £1 million. In 2020 the Group increased its ownership to 38.63% for £5 million.

During 2021, the Group made a capital contribution in Brascuba Cigarrillos S.A. at a cost of £6 million (2020: £17 million; 2019: £20 million). There was a capital reduction in CTBAT International Limited of approximately US$171 million with funds remitted prorate to investors in 2021.

Also in 2021, the Group acquired a further 2.7% in Hrvatski Duhani d.d. Tobacco Leaf Processing at a cost of £1 million.

During 2019, the Group acquired 60% of VapeWild Holdings LLC and a minority stake in AYR Limited. Please refer to note 27 for the VapeWild Holdings LLC business that was discontinued and liquidated in 2020.

The key management personnel of British American Tobacco consist of the members of the Board of Directors of British American Tobacco p.l.c. and the members of the Management Board. No such person had any material interest during the year in a contract of significance (other than a service contract) with the Company or any subsidiary company. The term key management personnel in this context includes their close family members.

	2021 £m	2020 £m	2019 £m
The total compensation for key management personnel, including Directors, was:
- salaries and other short-term employee benefits	18	17	26
- post-employment benefits	1	2	4
- share-based payments	16	13	23
	35	32	53

The following table, which is not part of IAS 24 disclosures, shows the aggregate emoluments of the Directors of the Company.

	Executive Directors			Chairman			Non-Executive Directors			Total
	2021 £m	2020 £m	2019 £m	2021 £m	2020 £m	2019 £m	2021 £m	2020 £m	2019 £m	2021 £m	2020 £m	2019 £m
Salary; fees; benefits; incentive
- salary	2,119	2,026	2,356							2,119	2,026	2,356
- fees				727	714	695	1,045	1,028	969	1,772	1,742	1,664
- taxable benefits	420	744	608	55	77	137	2	72	310	477	893	1,055
- short-term incentives	4,128	3,274	4,791							4,128	3,274	4,791
- long-term incentives	3,399	1,294	4,420							3,399	1,294	4,420
Sub-total	10,066	7,338	12,175	782	791	832	1,047	1,100	1,279	11,895	9,229	14,286
Pension; other emoluments
- pension	318	304	686							318	304	686
- other emoluments	6	20	47							6	20	47
Sub-total	324	324	733							324	324	733
Total emoluments	10,390	7,662	12,908	782	791	832	1,047	1,100	1,279	12,219	9,553	15,019

Aggregate gains on LTIP shares exercised in the year

	Award	Exercised LTIP shares	Exercise date	Price per share (£)	Aggregate gain (£)
Jack Bowles	26 March 2018	23,731	10 May 2021	28.25	670,401
Tadeu Marroco	26 March 2018	15,310	29 March 2021	28.27	432,737

LTIP – Value of awards 2018

	Shares	Price per share (£)₁	Face value (£)
Jack Bowles	43,785	38.94	1,704,988
Tadeu Marroco	28,248	38.94	1,099,977

Note:
₁. For information only as awards are made as nil-cost options.

In 2021, no Sharesave were exercised by Executive Directors.

APPENDIX C - DIRECTORS’ RESPONSIBILITY STATEMENT

The responsibility statement set out below is solely for the purpose of complying with DTR 6.3.5R.  This statement relates to and is extracted from the 2021 Annual Report.  Responsibility is for the full 2021 Annual Report and not the extracted information presented in this announcement and the 2021 Final Results Announcement.  We confirm that to the best of our knowledge:

●
the financial statements, prepared in accordance with the applicable set of accounting standards, give a true and fair view of the assets, liabilities, financial position and profit or loss of the Company and the undertakings included in the consolidation taken as a whole; and

●
the Strategic Report and the Directors’ Report include a fair review of the development and performance of the business and the position of the Company and the undertakings included in the consolidation taken as a whole, together with a description of the principal risks and uncertainties that they face.

FORWARD LOOKING STATEMENTS

This announcement contains certain forward-looking statements, including “forward-looking” statements made within the meaning of U.S. Private Securities Litigation Reform Act 1995. These statements are often, but not always, made through the use of words or phrases such as “believe,” “anticipate,” “could,” “may,” “would,” “should,” “intend,” “plan,” “potential,” “predict,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” “outlook”, “target” and similar expressions. These include statements regarding our intentions, beliefs or current expectations concerning, amongst other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the economic and business circumstances occurring from time to time in the countries and markets in which the Group operates, including the projected future financial and operating impacts of the COVID-19 pandemic.

All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors.  It is believed that the expectations reflected in this announcement are reasonable but they may be affected by a wide range of variables that could cause actual results to differ materially from those currently anticipated.

Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are uncertainties related to the following: the impact of competition from illicit trade; the impact of adverse domestic or international legislation and regulation; the inability to develop, commercialise and deliver the Group’s New Categories strategy; adverse litigation and dispute outcomes and the effect of such outcomes on the Group’s financial condition; the impact of significant increases or structural changes in tobacco, nicotine and New Categories related taxes; translational and transactional foreign exchange rate exposure; changes or differences in domestic or international economic or political conditions; the ability to maintain credit ratings and to fund the business under the current capital structure; the impact of serious injury, illness or death in the workplace; adverse decisions by domestic or international regulatory bodies; and changes in the market position, businesses, financial condition, results of operations or prospects of the Group.

Past performance is no guide to future performance and persons needing advice should consult an independent financial adviser. The forward-looking statements reflect knowledge and information available at the date of preparation of Annual Report 2021 and the Group undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on such forward-looking statements.

No statement in this communication is intended to be a profit forecast and no statement in this communication should be interpreted to mean that earnings per share of BAT for the current or future financial years would necessarily match or exceed the historical published earnings per share of BAT.

Additional information concerning these and other factors can be found in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”), including the Annual Report on Form 20-F filed on 8 March 2022 and Current Reports on Form 6-K, which may be obtained free of charge at the SEC’s website, www.sec.gov, and the Company’s Annual Reports, which may be obtained free of charge from the Company’s website www.bat.com.